EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34341, 333-83486, and 333-92136) of BioReliance Corporation pertaining to the BioReliance 2001 Employee Stock Purchase Plan, the Amended and Restated BioReliance Corporation 1997 Incentive Plan, the Microbiological Associates, Inc. 1995 Non Qualified Stock Option Plan, the MAGENTA Corporation 1994 Incentive Stock Option Plan, and the Microbiological Associates, Inc. 1988 Incentive Stock Option Plan of our report dated 8 December 2003 with respect to the consolidated financial statements of Q-One Biotech Group Limited for the years ended 31 March 2003 and 2002 included in BioReliance Corporation’s Current Report on Form 8-K/A dated 23 September 2003, filed with the Securities and Exchange Commission on 8 December 2003.

Ernst & Young LLP

Glasgow, Scotland
8 December 2003